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                               FOOT LOCKER, INC.

                                                                    Exhibit 99.1

                              N E W S  R E L E A S E
                              ----------------------

                                         CONTACT:    Peter D. Brown
                                                     Vice President, Investor
                                                     Relations and Treasurer
                                                     Foot Locker, Inc.
                                                     (212) 720-4254

               FOOT LOCKER, INC. TO REDEEM ALL OF ITS $150 MILLION
                       5.5% CONVERTIBLE SUBORDINATED NOTES


NEW YORK, NY, April 20, 2004 - Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today announced that it provided The Bank of New York, as Trustee under the indenture, with notification that it intends to redeem all of its $150 million outstanding 5.5% convertible subordinated notes, effective June 4, 2004.

Under the terms of the notes, at any time on or after June 4, 2004, Foot Locker, Inc. may redeem the notes on at least 20 days' notice to the holders. The redemption price on June 4, 2004 is equal to 103.1% of the principal amount of the notes, together with accrued interest to, but excluding, the date fixed for redemption.

As a result of this redemption notification, the Company expects that most holders will convert their notes into shares of Foot Locker, Inc. common stock, on or before June 3, 2004 at a conversion price of $15.806 per share. This expectation is based on Foot Locker, Inc.'s common stock continuing to trade at a price greater than $16.30 per share, equal to the conversion price of $15.806 multiplied by the redemption price of 103.1% of the principal amount of the notes.

"The anticipated conversion of the convertible notes into shareholder's equity is in line with the Company's strategy of strengthening its financial structure," stated Matthew D. Serra, Foot Locker, Inc.'s Chairman and Chief Executive Officer. "This anticipated conversion will reduce the Company's annual interest expense by approximately $8 million, but will have no impact on fully diluted earnings per share."

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 3,600 athletic retail stores in 16 countries in North America, Europe and Australia. Through its Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.


                 Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, the Company's reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, and the presence of severe acute respiratory syndrome, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, including its plans for the marquee and launch footwear component of its business, and its plans for the integration of the Footaction stores. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

        Foot Locker, Inc., 112 West 34th Street, New York, New York 10120